Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), as of the 1st day of August, 2013 by and between ANDREA ELECTRONICS CORPORATION (the "Company"), a New York corporation, and DOUGLAS J. ANDREA (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to continue the employment of the Executive and to enter into an employment agreement embodying the terms of such continued employment;

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.	Definitions.

(a)                "Base Salary" shall mean the Executive's base salary in accordance with Section 4(a) below.

(b)               "Board" shall mean the Board of Directors of the Company.

(c)                "Business" shall mean the design, development and manufacture of state-of-the-art microphone technologies and products for enhancing speech-based applications and audio applications software and communications that require high quality, clear voice signals primarily for the following markets: (i) personal computing (primarily for speech recognition applications and voice communication over the Internet); (ii) audio and video conferencing; (iii) in-vehicle communications (to enable untethered, hands-free communication); and (iv) call centers.

(d)               "Cause" shall mean that the Board reasonably concludes, in good faith and after investigation, that: (i) the Executive engaged in conduct which is a felony under the laws of the United States or any state or political subdivision thereof; (ii) the Executive engaged in conduct constituting breach of fiduciary duty or breach of the duty of loyalty, willful misconduct relating to the Company (including acts of employment discrimination or sexual harassment), embezzlement, or fraud; (iii) the Executive breached his obligations or covenants under this Agreement in any material respect; (iv) any material violation by the Executive of any law or regulation applicable to the business of the Company or any of its affiliates; (v) the Executive substantially and willfully refused to follow a proper directive of the Board within the scope of the Executive's duties. (which shall be capable of being performed by the Executive with reasonable effort) after written notice from the Board specifying the performance required and the Executive's failure to perform within 30 days after such notice; (vi) the Executive engaged in an act or acts of dishonesty or misrepresentation that materially affects the business or the financial condition of the Company; or (vii) the Executive's abuse of alcohol or drugs that, in the Company's reasonable judgment, materially impairs his ability to perform his duties and responsibilities hereunder or endangers other individuals in the workplace.

(e)                "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

Exhibit 10.1

(f)                 "Date of Termination" shall mean the effective date of the Executive's termination of employment for any reason.

(g)                "Disability" or "Disabled" shall mean the failure of the Executive due to illness, injury, or physical or mental incapacity to carry out effectively the Executive's duties with respect to the Company for a period of six (6) consecutive months or nine (9) months in any eighteen-month (18) consecutive period.

(h)                "Effective Date" shall mean the date of this Agreement as first written above.

(i)                  "Term of Employment" shall mean the period specified in Section 2 below.

2.	Term of Employment.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a one-year term commencing on the Effective Date and ending on July 31, 2014, subject to earlier termination as provided in Section 6 below. The Agreement shall be subject to renewal as approved by the Compensation Committee of the Board of Directors.

3.	Position, Duties, and Responsibilities.

On or about the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of the Company. The Executive shall be nominated for election as a member of the Company's Board of Directors (the "Board"), and the Company shall defend, hold harmless, and indemnify the Executive from any cost, liability or judgment incurred by the Executive as a result of his actions or inactions as a member of the Board, so long as they are in good faith. The Executive shall serve the Company and its affiliates faithfully, conscientiously and to the best of the Executive's ability, shall promote the interests and reputation of the Company and its affiliates and shall perform his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time. Unless prevented by sickness or Disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment; provided, however, that this Agreement shall not be interpreted as: (a) prohibiting the Executive from, in accordance with the policies and procedures of the Company, managing his personal affairs, engaging in charitable or civic activities; or (b) subject to prior approval of the Company and any regulatory or self-regulatory process which may be required, serving as a director of any other corporation or business entity not affiliated with or in competition with the Company or its affiliates, so long as such activities do not interfere in any material respect with the performance of the Executive's duties and responsibilities hereunder.

The Executive, in carrying out his duties under this Agreement, shall report to the Board. The Executive's office shall be located at the Company's headquarters, which is currently located at 65 Orville Drive, Suite One, Bohemia, NY 11716, or within a thirty-mile radius thereof.

4.	Compensation and Benefits.

(a)                Base Salary.

From the effective date through July 31, 2014, the Company shall pay the Executive an annual Base Salary ("Base Salary") of $300,000. Base Salary shall be payable in accordance with the Company's payroll practices with respect to senior executives as in effect from time to time.

Exhibit 10.1

(b)               Bonus Payments.

The Executive shall be eligible to receive both a quarterly performance bonus and an annual performance bonus.

(1)               Quarterly Bonus. The Executive shall be eligible to receive a quarterly bonus equal to 25% of the Company’s pre-bonus adjusted net after tax quarterly earnings in excess of $25,000 for a total quarterly bonus amount not to exceed $12,500. Adjustments to net after tax earnings shall be made to remove the impact of change in recognition of accumulated deferred tax asset value. For example, if the Company has quarterly adjusted net earnings equal to $60,000, the maximum quarterly bonus payable would be $8,750 (($60,000-$25,000) × 25%). Any bonus shall be payable as soon as the Company's cash flow permits.

(2)               Annual Bonus. The Executive shall be eligible to receive an annual bonus equal to 10% of the Company’s annual pre-bonus adjusted net after tax earnings in excess of $300,000. Adjustments to net after tax earnings shall be made to remove the impact of change in recognition of accumulated deferred tax asset value. For example, if the Company had annual pre-bonus adjusted net earnings equal to $450,000, the maximum annual bonus payable would be $15,000 (($450,000-$300,000) × 10%). Any bonus shall be payable as soon as the Company's cash flow permits.

All bonus determinations shall be made in the sole discretion of the Board or Compensation Committee. The Executive shall not participate in any deliberations or determinations of the Board or Compensation Committee concerning his bonus. Any bonus shall be prorated: (i) through the Date of Termination in the event that the Executive's employment is terminated for any reason by either the Company or the Executive; and/or (ii) for any leave of absence taken in the year for which the bonus is awarded to the extent permitted by law. Both the first and last quarterly bonus, if any, and the annual bonus for 2013 and 2014 shall be pro-rated to coincide with the Company’s quarterly and annual financial reporting.

(c)                Long-Term Incentive Compensation Program.

Notwithstanding any other provision of this Section 4(c) to the contrary: (i) upon the Executive's Termination without Cause or Resignation With the Company's Consent (as described in Section 6(d) below), the Executive's stock options will vest immediately and shall be exercisable in accordance with Section 6(d) below; (ii) upon a Change in Control (defined in Section 5(a) below) the Executive's stock options will vest immediately and shall be exercisable in accordance with Section 5(b) below; and (iii) in the event that the Executive terminates his employment for any reason other than as provided in Sections 6(d) and 6(e) below, all unvested options shall be treated in accordance with the terms and conditions of the Andrea Electronics Corporation 2006 Stock Plan (the “Stock Plan”).

(d)               Employee Benefit Programs.

During the Term of Employment, the Executive shall be eligible to participate in the various benefit programs, including health, medical, and accident benefits, applicable to similarly-situated senior executives of the Company subject to and in accordance with the terms and conditions of such plans as are in effect from time to time. During the Term of Employment, the Company shall maintain the current life insurance policy in effect for the Executive at the Company's expense except if the Executive is terminated for Cause as provided for in Section 6(c) of this Agreement.

Exhibit 10.1

(e)                Reimbursement of Business Expenses.

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to and in accordance with the terms and conditions of the policies applicable to similarly-situated senior executives of the Company regarding such expenses as are in effect from time to time.

(f)                 Vacation.

During the Term, the Executive shall be entitled to twenty (20) days of paid vacation annually. Any accrued but unused vacation days may be rolled over to the next 12-month period, provided that the number of unused vacation days for any period shall not exceed forty (40) vacation days. All vacation leave is subject to and in accordance with the vacation policies of the Company with respect to senior executives as are in effect from time to time; provided, however, that the Executive shall be entitled to payment of any accrued but unused vacation, if any, at the Date of Termination.

5.	Change in Control.

(a)                For purposes hereof, a "Change in Control" shall be defined as:

(i)                  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13D-3 promulgated under the Exchange Act), directly or indirectly of 50% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control; (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)                individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii)               consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting securities, respectively, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock and the combined voting power, respectively, of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of

Exhibit 10.1

such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(iv)              approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)               All restrictions on the restricted stock then held by the Executive will lapse immediately, all stock options and stock appreciation rights then held by the Executive will become immediately vested and exercisable and any performance shares or units then held by the Executive will vest immediately, in full, in the event of a Change in Control and shall remain exercisable as provided in the grants and under the Stock Plan.

6.	Termination of Employment.

(a)                Termination of Employment Due to Death. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall thereupon be entitled to the following:

(i)                  Base Salary earned but not paid prior to the date of his death;

(ii)                Any annual and quarterly bonuses under Section 4(b) with respect to any year prior to the year of his death which have not yet been paid, together with the prorated portion through the date of his death of the Executive's annual and quarterly bonuses earned but unpaid for the year of his death;

(iii)               any amounts earned, accrued, or owing to the Executive but not yet paid under Section 4(d)-(f) above, subject to the terms and conditions of the applicable benefit plans and programs;

(iv)              such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company; and

(v)                any unexercised or unvested stock options shall remain exercisable or vest upon the Executive's death only to the extent provided in the applicable option plan and option agreements.

(b)               Termination of Employment Due to Disability. Either the Company or the Executive may terminate the Executive's employment due to Disability during the Term of Employment upon written notice to the other Party in accordance with Section 20 below. The Term of Employment shall end as of the Date of Termination specified in the notice, and the Executive shall thereupon be entitled to the following (in addition to the benefits due him under the then current disability programs of the Company, if any):

(i)                  Base Salary earned but not paid prior to the Date of Termination;

Exhibit 10.1

(ii)                any annual and quarterly bonuses under Section 4(b) with respect to any year prior to the year of the Date of Termination which have not yet been paid together with the prorated portion through the Date of Termination of the Executive's annual and quarterly bonuses earned but unpaid for the year of his Termination;

(iii)               any amounts earned, accrued or owing to the Executive but not yet paid under Section 4(d)-(f) above, subject to the terms and conditions of the applicable benefit plans and programs;

(iv)              such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company; and

(v)                any unexercised or unvested stock options shall remain exercisable or vest upon the Executive's termination only to the extent provided in the applicable option plan and option agreements.

(c)                Termination of Employment by the Company for Cause. The Company may terminate the Executive's employment for Cause during the Term of Employment following prior written notice to the Executive which will be effective ten (10) calendar days after the delivery of such notice to the Executive. If the Executive's employment is so terminated by the Company, the Term of Employment shall end as of the effective date of the notice and the Executive shall thereupon be entitled to the following:

(i)                  Base Salary earned but not paid prior to the Date of Termination;

(ii)                any annual and quarterly bonuses under Section 4(b) with respect to any year prior to the year of the Date of Termination which have not yet been paid, together with the prorated portion through the Date of Termination of the Executive's quarterly bonus;

(iii)               any amounts earned, accrued or owing to the Executive but not yet paid under Section 4(d)-(f) above, subject to the terms and conditions of the applicable benefit plans and programs;

(iv)              such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company; and

(v)                any unexercised or unvested stock options shall remain exercisable or vest upon the Executive's termination only to the extent provided in the applicable option plan and option agreements.

(d)               Termination Of Employment By The Company Without Cause Or Resignation With The Company's Consent. The Company may terminate the Executive's employment without Cause during the Term of Employment following prior written notice to the Executive which will be effective no less than thirty (30) calendar days after the delivery of such notice to the Executive or the Executive may resign with the Company's consent. The Term of Employment shall end as of the Date of Termination specified in the notice. If the Executive's employment is so terminated by the Company without Cause or he resigns with the Company's consent, other than due to death or Disability or Termination by the Company for Cause or as provided in Section 6(e) below, the Executive shall thereupon be entitled to the following:

(i)                  Base Salary earned but not paid prior to the Date of Termination;

(ii)                any annual and quarterly bonuses under Section 4(b) with respect to any year prior to the year of the Date of Termination which have not yet been paid, together with the prorated portion through the

Exhibit 10.1

Date of Termination of the Executive's annual and quarterly bonuses earned but unpaid for the year of his Termination;

(iii)               any amounts earned, accrued or owing to the Executive but not yet paid under Section 4(d)-(f) above, subject to the terms and conditions of the applicable benefit plans and programs;

(iv)              such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company;

(v)                all granted but unvested stock options shall immediately vest in full and shall be exercisable in accordance with the terms and conditions of the Plan; and

(vi)              provided that the Executive executes a separation agreement and general release in the form annexed as Exhibit A and in accordance with the time frames and conditions set forth therein, the Company shall also pay the Executive: (1) a severance payment equal to six (6) months of the Executive's most recent Base Salary plus the six (6) months prorated portion of the Executive's most recent annual and quarterly bonuses, payable in equal amounts over a period of six (6) months in accordance with the Company's normal payroll practices as are in effect from time to time; and (2) in addition, the Company shall arrange and pay for continuation of health insurance coverage for the Executive, and his spouse and dependents for a period of twelve (12) months from the Date of Termination and shall, for a period of eighteen (18) months from the expiration of such six month period, provide COBRA continuation coverage to the Executive.

(e)                Termination Following a Change in Control. If, during the Term of Employment, the Company shall, for its convenience, terminate the Executive's employment within the later of the remaining term of the agreement or six (6) months following a Change in Control, then the Company shall provide the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be:

(i)                  Those payments and benefits described in Section 6(d)(i), (ii), (iii), and (iv), which shall be immediately due and payable;

(ii)                a sum equal to two (2) years of the Executive's most recent Base Salary plus a pro rated portion of the Executive's most recent annual and four quarterly bonuses paid immediately preceding the Change of Control. Such payments shall be paid in equal monthly installments during the twenty-four (24) month period following the Executive's termination; and

(iii)               continuation for two (2) years of health and medical benefits coverage substantially equivalent to the coverage maintained by the Company for the Executive prior to his termination, except to the extent such coverage may be changed in its application to all Company employees on a nondiscriminatory basis, and shall, for a period of eighteen (18) months from the expiration of such two (2) year period, provide COBRA continuation coverage, if available, to the Executive. Notwithstanding the foregoing, such coverage shall cease in the event that the Executive becomes covered by comparable coverage from another employer. In no event is the Executive entitled to receive cash consideration in lieu of the continued coverage provided by this subparagraph 6(e)(iii).

All stock options, whether then vested or unvested, shall vest and/or become exercisable in accordance with Section 5(b).

(f)                 Termination of Employment by the Executive. The Executive may voluntarily terminate his employment without the consent of the Company during the Term of Employment (other than for death or

Exhibit 10.1

Disability) by giving at least 30 days prior written notice to the Company in accordance with Section 20 below. The Executive's employment shall terminate upon the date specified in his notice of termination. Thereafter, the Executive shall thereupon be entitled to the same payments and benefits as provided in Section 6(c)(i)-(iv) above. All unexercised or unvested options shall be subject to the terms and conditions of their grant and the Plan.

(g)                Non-renewal. In the event this Agreement is not renewed, the Executive's employment shall terminate at the expiration of the Term of Employment, and the Executive shall thereupon be entitled to through the date of termination those sums described in Section 6(c)(i)-(iv) above, which shall be immediately due and payable. All benefits shall cease in accordance with the terms of the applicable Company policies or plans, and any unexercised or unvested stock options shall remain exercisable or vest only to the extent provided in the applicable option plan and option agreements. In no event shall the Executive be entitled to any severance payments or other compensation other than those described in Section 6(c)(i) – (iv) above.

(h)                Upon termination of the Executive's employment for any reason or if the Agreement is not renewed, whichever is earlier, the Executive agrees to immediately resign all director and officer positions with the Company effective as of the Date of Termination, or expiration of the Term, as applicable. The Board may, in its discretion, accept Executive's resignation or invite Executive to remain on the Board.

7.	Confidentiality; Assignment of Rights.

(a)                The Executive acknowledges that during the Term of Employment, the Company will disclose to and entrust to him trade secrets, and other confidential and proprietary information, including, but not limited to: (i) information disclosed to it by third parties (whether pursuant to a confidentiality agreement or otherwise); (ii) knowledge of certain proprietary information and trade secrets concerning the past, present, and future strategies, plans, business activities, finances, methods, operations, customers, accounts, service, product information, and employees of the Company and its customers, including, but not limited to: certain technical know-how and specifications, copyrights, training, software source and object codes, technology, research, market information and data, formulas, processes, methods, machines, manufacturers, products, compositions, developments, discoveries, plans, customer lists, customers, partners, pricing, business planning, vendors, costs, pricing, other activities of the Company and its customers, and information (e.g., customer or client lists, names, addresses, telephone numbers, identity of contact persons, and financial information) with respect to individuals and entities who have entered into, or have been solicited to enter into, relationships with the Company; and (iii) other non-public, proprietary or confidential information of the Company, its affiliates or their respective customers or clients (collectively "Business Information"). The Executive acknowledges and agrees that all Business Information is and shall remain the sole property of the Company.

(b)               Except as required by law, the Executive will not, whether during his employment or after the termination or cessation of his employment hereunder, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business, or finances of the Company so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an employee of the Company or except as may be in the public domain through no fault of the Executive or as required to be disclosed by law or court order, and the Executive shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(c)                The Executive acknowledges and agrees that during his employment hereunder he shall not make, use, or permit to be used any notes, memoranda, drawings, specifications, programs, data, or other

Exhibit 10.1

materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Executive further acknowledges and agrees that he shall not, after the termination or cessation of his employment hereunder, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data, other materials, or Business Information it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of his employment he shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(d)               If at any time or times during his employment hereunder, the Executive shall (either alone or with others) make, conceive, discover, reduce to practice, or become possessed of any invention, modification, discovery, design, development, improvement, process, formula, data, technique, know-how, secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Inventions") that relates to the business of the Company or any of the products or services being developed, manufactured, marketed, sold, or otherwise provided by the Company or which may conveniently be used in relation therewith, or results from tasks assigned to him by the Company or results from the use of premises or equipment owned, leased, or contracted for by the Company, such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Invention and hereby assign any nights he may have or acquire in the inventions. and benefits and/or rights resulting therefrom to the Company without compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company. The Executive hereby further represents and acknowledges that any and all such Inventions made, conceived, discovered, or reduced to practice prior to the date hereof, whether or not he is the named inventor; are owned solely by the Company, and that he has no right, title, or interest therein, and he agrees that upon the request of the Company, and without any compensation to him, he will take such action and execute such documents as the Company may request to evidence and perfect the Company's ownership of the such Inventions.

(e)                The Executive will also promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, any other invention, modification, discovery, design, development, improvement, process, formula, data, technique, know-how, secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) made, conceived, discovered, reduced to practice, or possessed by him (either alone or with others) at any time or times during his employment for the purpose of determining whether they constitute Inventions.

(f)                 With respect to all Inventions, the Executive will, at the request and cost of the Company (including reasonable compensation to the Executive if the request is made following the termination of his employment), sign, execute, make, and do all such deeds, documents, acts, and things as the Company and its duly authorized agents may reasonably require:

(i)                  to apply for, obtain, and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)                to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright, or other analogous protection.

Exhibit 10.1

(g)                In the event the Company is unable, after reasonable effort, to secure the Executive's signature on any letters patent, copyright, or other analogous protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or other analogous protection thereon with the same legal force and effect as if executed by him.

8.	Prohibited Activity.

The Executive acknowledges that he has and will have access to trade secrets and other confidential and proprietary information of the business of the Company, including confidential client lists. Accordingly, as a condition of continued employment, the Executive voluntarily enters into the following covenants to provide the Company with reasonable protection of those interests. For purposes of this Section 8, the term "Company" shall be deemed to include any successor entity to the Company.

(a)                Non-Competition: The Executive covenants and agrees that (1) during the Term of Employment, and (2) if his employment hereunder is terminated or ended under Section 6(c), 6(e), 6(f) or 6(g) above, during the period ending twelve (12) months after the Date of Termination (or longer period as provided per in Section 8(c), below), he shall not in any capacity, without the prior written consent of the Board, either alone or as an owner, partner, officer, director, trustee, joint venturer, employee, consultant, agent, independent contractor, lender, advisor, or shareholder (other than as permitted by Section 8(e) below) of any person, firm, company, business organization, or other entity, directly or indirectly:

(i)                  engage in any "Competitive Activity." As used herein, "Competitive Activity" means: (1) conducting or preparing to conduct a business substantially similar to and competitive with the Business conducted by the Company or its affiliates during the Executive's employment; or (2) providing or supporting, or preparing to provide or support, a product or service substantially similar to and competitive with that being developed, manufactured, marketed, sold, or otherwise provided by the Company or its affiliates in connection with the Business;

(ii)                interfere with any business relationship between the Company or its affiliates, and the customers, suppliers, vendors, partners, consultants, service providers, advisors, or investors of either; or

(iii)               perform any action, activity, or course of conduct that is substantially detrimental to the business of the Company or any of its affiliates or business reputation of the Company or any of its affiliates.

(iv)              an exemption to this non-competition is expressly and specifically granted in relation to the Executive and a certain patent granted with the United States Patent office dated October 11, 1994, number 5,355,183 named Sealed Adjustable Polarized Sunglasses. Whereas in recognition that the Executive developed this patent on his own time with his own funds and it does not appear to compete directly with the companies purpose, the Company disavows any claims or rights to this patent under this provision and the Company agrees and acknowledges that it shall have no rights with respect to this patent under Section 7 f this Agreement.

(b)               Non-Solicitation: The Executive also covenants and agrees that during the Term of Employment and for a period of twelve (12) months after the termination or cessation of his employment for any reason, he shall not in any capacity, without the prior written consent of the Board, either alone or as an owner, partner, officer, director, trustee, joint venturer, employee, consultant, agent, independent contractor, lender, advisor, or

Exhibit 10.1

as a shareholder (other than as permitted by Section 8(e) below) of any person, firm, company, business organization, or other entity, directly or indirectly:

(i)                  solicit or contact any Customer of the Company in connection with, or in furtherance of, a Competitive Activity wherever located; or

(ii)                solicit or attempt to persuade any employee of the Company to terminate his or her employment with the Company in order to enter into any employment relationship with, or perform services in any capacity for any other individual or business entity, whether or not such individual or entity is engaged in a Competitive Activity.

(c)                If the Executive’s employment is terminated or ended under Section 6(e), the period of the restrictions under this Section 8(a) and 8(b) shall be twenty-four (24) months.

(d)               For purposes of this Agreement, "Customer" shall mean: (i) any business or client account in which the Executive has participated or in any way been active prior to the termination of his employment; (ii) any customer with whom the Executive had substantial contact during the Term of Employment; (iii) any customer of the Company with respect to whom the Executive acquired or had access to trade secrets or other confidential or proprietary information relating to such customer as a result of his employment, or (iv) all customers of the Company's Melville, New York office in the twelve (12) months preceding the termination of the Executive's employment.

(e)                Notwithstanding anything to the contrary contained in this Section 8, the Company hereby agrees that the foregoing restrictive covenants shall not be deemed breached by the Executive as a result of the record or beneficial ownership by such Executive of less than an aggregate of 1% of any class of stock of a corporation engaged, directly or indirectly, in a Competitive Activity; provided that such stock is listed on a national securities exchange or is quoted on the NASDAQ National Market System and that the Executive is not an officer, director, or employee of any such corporation.

(f)                 The Executive agrees that the foregoing restrictions are reasonable and justified in light of the nature of the Company's nationwide business and customers due to; (1) the confidential and proprietary information to which he has and will have exposure and access during the course of his employment by the Company; and (2) the need for the adequate protection of the business and the goodwill of the Company. In the event any such restriction is deemed to be unreasonable by any court of competent jurisdiction, the Executive agrees to the reduction of such restriction to such period or scope which such court shall deem reasonable and enforceable.

(g)                Non-Disparagement: The Executive agrees that, during the Term of Employment and following the termination or cessation of his employment with the Company for any reason, he will not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective products, officers, directors, employees, advisors, representatives, agents, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements that are required by applicable law or legal process.

9.	Remedies.

The Executive's obligations under Sections 7 and 8 shall survive the termination or cessation of the Executive's employment for any reason. The Executive agrees that any breach or threatened breach of his

Exhibit 10.1

obligations under Sections 7 or 8 would subject or threaten to subject the Company to immediate, substantial, and irreparable harm and that the Company shall not have an adequate remedy at law. Accordingly, in the event of an actual or threatened breach of Section 7 or 8 above, the Company shall have, in addition to any and all remedies available at law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of the Executive's obligations hereunder. The Company and Executive hereby submit to the jurisdiction of the courts of the State of New York for the purpose of any actions or proceedings instituted by the Company to obtain such relief and further agrees that the successful party shall be entitled to an award of costs and attorneys' fees incurred in any legal action to defend or enforce its respective rights or obligations under Sections 7 and/or 8 of this Agreement.

10.	Withholding.

The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other taxes or deductions as may be required under law or as authorized by the Executive.

11.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive), and assigns. The Company shall have the right to assign this Agreement to its successors and assigns without the Executive's consent. The Executive shall not assign any rights or obligations under this Agreement without the express written consent of the Chairman of the Board.

12.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm, or organization. The Executive represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any covenants against competition or other restrictive covenants, or any other agreement to which the Executive is a party.

13.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

14.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the full Board of Directors. No waiver by any Party of any breach by another Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive and the full Board of Directors.

Exhibit 10.1

15.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations. Without limiting the generality of the foregoing, the Executive's obligations under Sections 7 and 8 of this Agreement shall survive the termination or cessation of his employment regardless of the manner of such termination or cessation and shall be binding upon his heirs, executors, and administrators.

17.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law and under the terms of any applicable plan or program, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

18.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict or choice of laws thereof.

19.	Resolution of Disputes/ Arbitration.

(a)                With the sole exception of any action brought by the Company seeking equitable relief and/or damages for a claimed violation by the Executive of his obligations under Sections 7 and 8 hereof, the Parties agree to use final and binding arbitration to resolve any controversy, claim, dispute, or question arising out of, relating to, or in connection with the validity, interpretation, or effect of this Agreement, or any alleged breaches or violations of it (hereinafter "Arbitrable Dispute").

(b)               The Arbitration: The arbitration shall take place before the American Arbitration Association ("AAA") under its Employment Dispute Resolution Rules or any superceding rules except as otherwise set forth below. The arbitration shall be held in Suffolk County, New York, before an experienced employment arbitrator licensed to practice law in New York who has been selected in accordance with the applicable Rules. Such arbitration shall be mandatory and binding on both Parties. The arbitrator may not modify or change this Agreement in any way, or make an award or impose a remedy that is not available to a court of general jurisdiction sitting in New York, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator shall not be authorized to grant punitive damages, except where punitive damages are expressly allowed by statute.

The arbitrator shall apply New York substantive law, including any applicable statutes of limitation. Adequate discovery shall be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The award of the arbitrator, which shall be in writing and summarize the basis for the decision, shall be final and binding upon the Parties (subject only to limited review as required by law) and may be entered as a judgment in any New York court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of the courts of the State of New York.

Exhibit 10.1

(c)                Fees and Expenses: All fees and costs of the arbitration, including the filing fee, fees and costs of the arbitrator and the arbitration forum, cost of any record or transcript of the arbitration, and administrative fees, shall be paid in equal shares by the Company and the Executive, subject to an award of such costs and fees made by the arbitrator. Each Party shall pay its own attorneys' fees, witness expenses, and any other expenses that Party incurs in connection with the arbitration, except that the arbitrator may award the successful party its attorneys' fees, costs and expenses.

(d)               Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Should either Party attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section, the responding Party will be entitled to recover from the initiating Party all damages, expenses, and attorneys' fees incurred as a result of that breach, except as otherwise prohibited by law.

20.	Notices.

All notices or communications hereunder shall be in writing and be delivered either by hand; registered or certified mail, postage prepaid, return receipt requested; or Federal Express or other nationally recognized method of prepaid overnight courier delivery, and addressed as follows (or to such other address as shall be specified by notice to the other Party delivered in accordance with this Section 20):

If to the Company:

Mr. Jonathan Spaet 400 East 89th Street Apartment 12L New York, NY 10128

If to the Executive:

Douglas J. Andrea Andrea Electronics Corporation 65 Orville Drive Suite One Bohemia, NY 11716

Notices delivered by hand shall be deemed received on the date delivered; notices by registered or certified mail shall be deemed received on the third (3rd) day after mailing; notices by Federal Express or other overnight courier delivery shall be deemed received one (1) day after mailing.

21.	Confidentiality of Terms.

The Company shall cause its officers, directors, employees, representatives, agents, and affiliates, and the Executive shall cause his representatives, agents, and affiliates, to keep confidential the existence and terms of this Agreement, except as required by applicable law, regulation, or legal process, and only after adequate notice is given to the non-disclosing party so that it may seek an appropriate remedy or waive compliance with the terms of this Section 21.

Exhibit 10.1

22.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

24.	Section 409A of the Code.

(a)                This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”), and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception:” under Treasury Regulation Section 1.409(A)-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Employee under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b)               If when separation from service occurs Employee is a “specified employee” within the meaning of Section 409A of the Code and if the cash severance payment under the Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the 6-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Company will make the severance payment under this Agreement to Employee in a single lump sum without interest of the first payroll date that occurs after the date that is six (6) months after the date on which Employee separate from service.

(c)                If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in this Agreement it is not possible to continue coverage for Employee and his dependents, or (y) when a separation from service occurs Employee is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Company shall pay to Employee in a single lump sum an amount in cash equal to the present value of the Company’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Employee’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if provision b of this section applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Employee separates from service.

Exhibit 10.1

(d)               Reference in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ANDREA ELECTRONICS CORPORATION

By:	/s/ Jonathan Spaet
Jonathan Spaet Chairman of the Compensation Committee of the Board of Directors, Andrea Electronics Corporation

/s/ Douglas J. Andrea
Douglas J. Andrea

Exhibit 10.1

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") entered into as of the ___ day of _____, 200_, by and between I, Douglas J. Andrea, and Andrea Electronics Corporation (the "Company").

Section 1 - Recitals

My last day of employment with the Company will be __________ ___, 200_. I hereby submit my written resignation from all positions as director or officer of the Company and its affiliates without requirement of further consideration and in the form annexed hereto as Exhibit l.

Section 2 - Benefits

(a)                In General: Except as otherwise provided in this Section, the Company will pay me the amounts or benefits set forth in this Section within thirty (30) calendar days after I sign this Agreement, but only if I do not revoke this Agreement, which I may do within seven (7) calendar days after I sign it. I acknowledge that the Company is not otherwise required to pay or provide to me the amounts or benefits described in Section 2(b) and that these payments are more than the Company or any of its affiliated or related companies are required to pay me under the Company's normal policies and procedures.

(b)               Cash Payment: In consideration for my acceptance of the terms of this Agreement, the Company agrees to pay me:

(i)                  severance compensation in the amount of ____________________ dollars ($______.00), less withholding for taxes and any other deductions the Company is required by law to make from wage payments to employees, payable in equal amounts over a period of six (6) months in accordance with the Company's regular payroll practices with respect to senior executives. This amount represents six (6) months' base salary;

(ii)                payment in the amount of _______________________________ dollars ($___________) less withholding for taxes and other deductions the Company is required to make from wage payments to employees representing six months of the Executive's most recent annual and quarterly bonuses payable over six months; and

(iii)               payment in the amount of __________________________ dollars ($_________.00), payable in equal amounts over a period of six (6) months. This amount represents the equivalent of six months of the premium cost for COBRA continuation coverage for me, and my spouse and dependents who are eligible for COBRA continuation coverage and, in addition, COBRA coverage for a period of eighteen (18) months from the expiration of the six month period referred to above.

Exhibit 10.1

(c)                Compensation and Benefit Plans: Except as otherwise provided in my employment agreement dated August 1, 2010 (the "Employment Agreement"), I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company following the termination of my employment on _____________, 200_, except as otherwise provided herein. Thereafter, I will have no rights under any of those plans, except as follows:

(i)                  I will have the right to COBRA continuation coverage as to any company-provided medical, dental, or vision plan in which I participated which means that I will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules.

(ii)                I will retain my vested benefits in all qualified retirement plans of the Company and all rights associated with such plans as determined under the official terms of those plans.

Section 3 - Complete Release

(a)                In General: I irrevocably and unconditionally release all the Claims described in Sections 3(b) and (c) that I may now have against the Released Parties listed in Section 3(d). However, I am not releasing: (1) my right to enforce this Agreement; (2) any rights or claims under the Age Discrimination in Employment Act or other laws that arise after I sign. this Agreement; (3) my right, if any, to government-provided unemployment benefits; and (4) any claims which by law cannot be waived, including the right to file a charge with or participate in an investigation conducted by certain government agencies; provided however, that I am waiving my right to any monetary recovery should any government agency or other person pursue any such claims.

(b)               Claims Released: Subject only to the exceptions just noted, I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type ("Claims") that I may have with respect to any Released Party listed in Section 3(d). These include, but are not limited to, Claims that in any way relate to: (1) my Employment Agreement, my employment with the Company, or the termination of that employment, such as Claims for compensation, deferred Compensation, bonuses, commissions, lost wages, unused accrued vacation, or sick pay; (2) the design or administration of any employee benefit program; (3) any rights I may have to severance or similar benefits or to post-employment health or group insurance benefits; or (4) any Claims to attorneys' fees or other indemnities. I understand that the Claims I am releasing might arise under many different laws,, including the following:

Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; and any other federal, state, or local law

Exhibit 10.1

prohibiting employment discrimination such as the New York State and City Human Rights Laws.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans' reemployment rights laws.

Other laws, such as any federal, state, or local law restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local law providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentations, defamation, and similar or related claims.

The laws referred to in this subsection include statutes, regulations, other administrative guidance, and common law doctrines.

(c)                Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

(d)               Released Parties: The Released Parties are the Company, all related entities, parents, subsidiaries, affiliates, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, partners, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by; through, under, or in concert with any of the persons or entities listed in this subsection.

Section 4 - Promises

(a)                Employment Termination: I agree that my employment with the Company and its affiliates ended forever on _____________, 20__.

(b)               Pursuit of Released Claims: I have not filed, initiated, or caused to be filed any lawsuit, complaint, claim, or charge with respect to any Claim I am releasing in this Agreement, nor has any lawsuit, complaint, claim, or charge been initiated or filed on my behalf. Except as otherwise prohibited by the Age Discrimination in Employment Act or other applicable law, I

Exhibit 10.1

promise: (i) never to file or prosecute a lawsuit, complaint, claim, or charge based on the Claims released by this Agreement; (ii) to request any government agency or other body assuming jurisdiction of any such action or proceeding to withdraw from the matter or dismiss the matter with prejudice; and (iii) not to accept any monetary relief or recovery from any such action or proceeding filed on my behalf.

(c)                Company Property: I have returned to the Company all files, memoranda, documents, records, diaries, copies of the foregoing, credit cards, keys, and any other property of the Company or its affiliates in my possession. I have not taken or destroyed any Company property, including without limitation any financial data, records, or proprietary or confidential information.

(d)               Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Agreement. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I further agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, I understand and agree that the Company has no duty to try to prevent such an adverse determination.

(e)                Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so.

(f)                 Age Acknowledgement: I acknowledge that I was over forty (40) years of age at the time I signed this Agreement.

(g)                Non-admission of Liability: I agree not to assert that this Agreement is an admission of guilt or wrongdoing because the Released Parties do not believe or admit that any of them has done anything wrong.. I acknowledge and agree that I have not suffered any discrimination on account of my age and that my age has never been an adverse factor used against me by the Company.

(h)                No Disparagement or Harm: I agree not to make any critical, disparaging, or derogatory remarks, comments, or statements about any Released Party, including, but not limited to, the Company's business, policies, practices, decisions, officers, members, managing directors, directors, or shareholders. I will not, directly or indirectly, publish, write, lecture, or otherwise disseminate disparaging information about any Released Party except in response to legal process or as otherwise required by law.

(i)                  Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

(j)                 This Agreement to be Kept Confidential: I agree not to disclose the terms, amount, or existence of this Agreement to anyone other than a member of my immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. This subsection does not prohibit my disclosure of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required (but only if I

Exhibit 10.1

notify the Company of a disclosure obligation or request within three (3) days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure). I acknowledge that the Company would be irreparably harmed if this subsection were violated.

(k)               Encouragement of Claims: I agree that under no circumstances will I induce, encourage, or solicit any person or entity to file or pursue any proceeding of any kind against any person or entity released by me under this Agreement. This Agreement does not prohibit me from cooperating with an investigation conducted by any federal, state, or local government agency or giving any statement or testimony pursuant to legal process or as otherwise required by law.

(l)                  Reasonableness of Restrictions: I acknowledge and agree that the restrictions contained in Sections 8(a) and 8(b) of my Employment Agreement survive the termination of my employment and are reasonable and justified in light of the nature of the Company's nationwide business and customers, and in further light of the confidential information to which I had exposure and access during the course of my employment by the Company. I acknowledge and agree further that the restrictions referred to in Sections 8(a) and 8(b) of the Employment Agreement are appropriate and that any lesser geographic restriction would be inadequate because the Company will be injured by virtue of any solicitation/or servicing of such customers irrespective of where such solicitation originates or occurs. I further acknowledge that the temporal duration of the said restrictions is reasonable in light of the nature of the Company's trade secrets and confidential information and the difficulty of my engaging in the restricted activities without, even inadvertently, using the Company's confidential information, during this period and the time required for me or servicing to establish a relationship with those customers.

(m)              Cooperation: I agree to cooperate fully, in good faith, and to the best of my ability with the Company in connection with any and all pending, potential, or future claims, investigations, or actions which directly or indirectly relate to any action, event, or activity about which I may have knowledge in connection with the Company. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including but not limited to, reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Company shall reimburse me for all reasonable expenses incurred by me in fulfilling my obligations hereunder. I agree to use my best efforts to assure a smooth transition of my internal work for the Company.

(n)                Consequences of Violating Promises: Except as otherwise prohibited by law, I agree to pay the reasonable attorneys' fees and any damages any Released Party may incur if any representation I made in this Agreement was false when made. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Sections 4 and 5 that involves the disclosure of the existence, terms, or amount payable under this Agreement, or disclosure or use of confidential information or trade secrets, or solicitation of employees or customers, and that the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of my obligations hereunder.

Exhibit 10.1

Section 5 - Confidential Information

(a)                I acknowledge that during my employment with the Company, I had access to, and possession of, trade secrets, confidential business information, and proprietary information of the Company and its past, present, and potential clients.

(b)               By signing this Agreement, I acknowledge that all confidential and proprietary information that concerns the operations of, and methods and technology used by, the Company, including, without limitation, its ideas, strategies, business plans and methods, financial information, product cost data, proposals, manuals, procedures and guidelines, programs, software, know-how and specifications, copyrights, trade secrets, market information, and data, as well as information (e.g., client lists, names, addresses, telephone numbers, identity of contact persons, and financial investment information) with respect to individuals and entities who have entered into, or who have been solicited to enter into, relationships with the Company (collectively "Business Information"), is and shall remain the sole property of the Company.

(c)                I agree that I shall keep confidential all Business Information received directly or indirectly from the Company. Except as required by law, I will not reveal to any person, association or company any of the Business Information concerning the organization, business, or finances of the Company so far as they have come or may come in to my knowledge, except as may be in the public domain through no fault of my own or as required to be disclosed by law or court order. I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(d)               The restrictions in this Section 5 apply to the transmittal of Business Information by every manner or means of disclosure, transfer, or exchange of information, whether orally, in writing, face to face, by telephone, by mail, by personal delivery, by inter or intranet, by telex of facsimile, by electronic mail, recording, or otherwise.

(e)                I acknowledge that the Company will be irreparably harmed if my obligations under this Section 5 are not specifically enforced and that the Company would not have an adequate remedy at the event of an actual or threatened violation by me of my obligations. Therefore, I agree that the Company shall be entitled to an injunction or specific performance for any violations or breaches by me, my employees, or my agents without the necessity of the Company showing that monetary damages would not afford an adequate remedy.

(f)                 I represent and warrant that I have not, directly or indirectly, taken any action prior to the effective date of this Agreement which if taken by me would be a breach of this Section 5.

Section 6 - Consideration of Release

(a)                I acknowledge that, before signing this Agreement, I was given a period of at least twenty-one (21) calendar days to consider the Agreement, including the release provision contained herein. I expressly waive any right I might have to additional time beyond this consideration period within which to consider this Agreement.

Exhibit 10.1

(b)               I further acknowledge that: (i) I took advantage of this period to consider this Agreement before signing it, (ii) I carefully read this Agreement; (iii) I fully understand it; and (iv) I am entering into it voluntarily.

(c)                I further acknowledge that the Company strongly encouraged me to discuss this Agreement with an attorney (at my own expense) before signing it and that I did so to the extent I deemed appropriate.

(d)               Acceptance must be made by delivering a signed copy of this Agreement to Joseph J. Migliozzi, 11 Toddville Lane, Cortlandt Manor, New York, NY 10567-4314. For such acceptance to be effective, the signed Agreement must be received by Mr. Migliozzi or his designee no later than the close of business on the twenty-first (21st) calendar day after my attorney or I receive this Agreement.

(e)                I HAVE BEEN ADVISED THAT I MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS OF SIGNING IT. REVOCATION MUST BE MADE BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE INDIVIDUAL NAMED IN THE PRECEDING SENTENCE. FOR SUCH REVOCATION TO BE EFFECTIVE, WRITTEN NOTICE MUST BE RECEIVED BY DOUGLAS ANDREA NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7TH) CALENDAR DAY AFTER I SIGN THIS AGREEMENT. IF I REVOKE THIS AGREEMENT, IT SHALL NOT BE EFFECTIVE OR ENFORCEABLE AND I WILL NOT RECEIVE THE BENEFITS DESCRIBED IN SECTION 2(b) OF THIS AGREEMENT.

(f)                 I understand that this Agreement may be withdrawn if not executed and returned within the consideration period.

Section 7 - Miscellaneous

(a)                Confidentiality Agreements: I acknowledge that my Employment Agreement sets forth various restrictions that survive the termination of my employment with the Company. This Agreement does not supersede or in any way affect my obligations under the Employment Agreement or any other confidentiality agreement or non-disclosure agreement that I may have signed during my employment with the Company.

(b)               Entire Agreement: This is the entire agreement between the Company and me. This Agreement may not be modified or cancelled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(c)                Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

Exhibit 10.1

(d)               Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against any Released Party or me. Unless the context indicates otherwise, the term "or" shall be deemed to include the term "and" and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by the statutes and common law of the State of New York, excluding its choice of laws principles.

Section 8 - Arbitration of Disputes

(a)                Arbitrable Disputes: With the sole exception of any action brought by the Company seeking equitable relief and/or damages for a claimed violation by me of my obligations under Sections 4(j), 4(l), and 5 hereof or Sections 7 or 8 of my Employment Agreement, the Company and I (individually a "Party" and collectively the "Parties") agree to use final and binding arbitration to resolve any dispute ("Arbitrable Dispute") between me and any Released Party. This arbitration agreement applies to, among others, any controversy, claim, dispute, or question arising out of, relating to, or in connection with the validity, interpretation, or effect of this Agreement, or any alleged breaches or violations of it or other statutory violations or claims.

(b)               The Arbitration: Arbitration shall take place before the American Arbitration Association ("AAA") under its Employment Dispute Resolution Rules or any superceding rules except as otherwise set forth below. The arbitration shall be held in Suffolk County, New York before an experienced employment arbitrator licensed to practice law in New York who has been selected in accordance with the applicable Rules: Such arbitration shall be mandatory and binding on both Parties. The arbitrator may not modify or change this Agreement in any way, or make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Suffolk County, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator shall not be authorized to grant punitive damages, except where punitive damages are expressly allowed by statute.

The arbitrator shall apply New York substantive law, including any applicable statutes of limitation. Adequate discovery shall be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The award of the arbitrator, which shall be in writing and summarize the basis for the decision, shall be final and binding upon the Parties (subject only to limited review as required by law) and may be entered as a judgment in any New York court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of the courts of the State of New York.

(c)                Fees and Expenses: All fees and costs of arbitration, including filing fees, fees and costs of the arbitrator and the arbitration forum, cost of any record or transcript of the arbitration, and administrative fees, shall be paid in equal shares by the Company and me, subject to an award of costs and fees made by the arbitrator. Each Party shall pay its own attorneys' fees, witness expenses, and any other expenses that Party incurs in connection with the arbitration, except that the arbitrator may award the successful party its attorneys' fees, costs and expenses.

(d)               Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Should I or the Company attempt to resolve an Arbitrable Dispute by

Exhibit 10.1

any method other than arbitration pursuant to this Section, the responding Party will be entitled to recover from the initiating Party all damages, expenses, and attorneys' fees incurred as a result of that breach, except as otherwise prohibited by law.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed at ________, __________________, this ____ day of _________, _____.

Douglas J. Andrea

Executed at ________, __________________, this ____ day of _________, _____.

ANDREA ELECTRONICS CORPORATION

By:
Name:
Title:

Exhibit 10.1

EXHIBIT 1

__________________ ___ 200_

[Name]

[Company Name]

[Address]

Re: Resignation as Officer and Director

Dear ________:

I hereby irrevocably resign as an officer and director of Andrea Electronics Corporation effective as of the date of this letter.

Very truly yours,

Douglas J. Andrea